EXHIBIT 10.18

DEFINITIVE SETTLEMENT AGREEMENT BY AND BETWEEN CLICKACTION INC. AND ELIBRIUM, INC.

DEFINITIVE SETTLEMENT AGREEMENT

THIS DEFINITIVE SETTLEMENT AGREEMENT (this “Agreement”) is entered into and effective as of December 20, 2001 (the “Effective Date”) by and between ClickAction, Inc., a Delaware corporation (“ClickAction”), and Elibrium, Inc., a California corporation (“Elibrium”).

RECITALS:

WHEREAS, Elibrium purchased substantially all of the assets of ClickAction’s application software division pursuant to that certain Asset Purchase Agreement, dated as of June 7, 2001, between Elibrium and ClickAction (the “Purchase Agreement”).

WHEREAS, a dispute has arisen between the parties hereto as to (a) ClickAction’s obligations under the Purchase Agreement, including its obligation to pay certain alleged pre-closing liabilities (the “Disputed Preclosing Liabilities”) pursuant to the terms of the Purchase Agreement, (b) Elibrium’s right to set-off the Disputed Preclosing Liabilities against the remaining payments of the Purchase Price and (c) certain other matters set forth in the letter dated December 12, 2001 to George Grant, Chief Executive Officer of ClickAction, from Charles H. DeLacey, General Counsel of Elibrium (collectively, the “Dispute”).

WHEREAS, in consideration of ClickAction’s agreement to allow Elibrium to set-off $750,000 of the Disputed Preclosing Liabilities against the remaining payments of the Purchase Price as set forth in Section 2 hereof, Elibrium and ClickAction desire to enter into this Agreement to, among other things, settle, release and extinguish on a final basis any and all claims they may now have against each other under the Purchase Agreement, including, without limitation, any claims related to the Dispute.

NOW, THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.    Definitions.    Defined terms used herein without definition shall have the meaning given such terms in the Purchase Agreement.

2.    Set-Off of Disputed Preclosing Liabilities Against Purchase Price.    ClickAction hereby agrees that Elibrium shall have the right to set-off $750,000 of the Disputed Preclosing Liabilities against the remaining payments of the Purchase Price and that, after giving effect to such set-off, the remaining portion of the Purchase Price shall be payable by Elibrium as follows:

(a)  Elibrium shall pay $500,000 to ClickAction in cash within one (1) business day of the Effective Date (the “Revised December Payment”), and

(b)  Elibrium shall pay $250,000 to ClickAction in cash on or before March 1, 2001.

Elibrium acknowledges and agrees that it shall not have the right, pursuant to the Purchase Agreement or otherwise, to any further set-offs against the payments of the Purchase Price as described above based on any claim released by this Agreement.

3.    UCC Termination Statement.    Within seven (7) days of payment in full of the Revised December Payment, ClickAction shall file a termination statement with the California Secretary of State sufficient to terminate ClickAction’s second priority security interest in the Purchased Assets and shall simultaneously provide Elibrium with proof that such termination statement has been filed with the California Secretary of State.

4.    General Release by the Parties.    Elibrium and ClickAction, on behalf of themselves and their past and present officers, stockholders, directors, agents, employees, predecessors, successors, assigns and Affiliates (collectively, the “Related Parties”), each hereby

(a)  release and forever discharge the other party and such party’s Related Parties of and from any and all known and unknown claims, debts, liabilities, costs, actions, demands, contracts, suits, expenses, damages, actions and causes of action of any kind or nature which the releasing party and/or any of its Related Parties may now have or may now claim to have against the other party or any of its Related Parties which in any way arise out of the transactions contemplated by the Purchase Agreement, including, without limitation, any known and unknown claims, debts, liabilities, costs, actions, demands, contracts, suits, expenses, damages, actions and causes of action of any kind or nature relating, directly or indirectly, to the Dispute;

(b)  agree that it will, and shall cause its Related Parties to, forever refrain and forebear from instituting, commencing or prosecuting any litigation, action or other proceeding against the other party or any of its Related Parties based on, arising out of or in connection with any claim, debt, liability, cost, action, demand, contract, suit, expense, damage, action or cause of action that is released and discharged by reason of this Agreement; and

(c)  agree that the general release set forth in this Section 4 is the result of a compromise and shall at no time or for any purpose be considered an admission of the truth of any allegations, claims or contentions of any party against the other party hereto.

5.    Waiver of Civil Code Section 1542.    The parties’ general release set forth in Section 4 hereof expressly covers all claims or possible claims by the parties that relate to or arise out of the Purchase Agreement, whether the same are known, unknown or hereafter discovered or ascertained but which exist as of the date hereof. The parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The parties, being aware of said Code Section, hereby expressly, knowingly and intentionally waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

6.    Assumption of Liabilities.    Notwithstanding anything to the contrary in the Purchase Agreement, Elibrium hereby agrees, as of the Effective Date, to assume, pay, perform and discharge any and all liabilities or obligations arising from or related to the Purchased Assets, regardless of whether such liabilities or obligations arose or accrued before, on or after the Closing Date (the “Assumed Liabilities”). Elibrium hereby further agrees to indemnify ClickAction and each of its Related Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising from the Assumed Obligations in accordance with the indemnification procedures set forth in Article XIII of the Purchase Agreement.

7.    Effect of this Agreement.    Nothing in this Agreement shall be deemed to release either party hereto from (a) any obligations incurred or specified under this Agreement or (b) any claims under the Purchase Agreement as amended hereby accruing subsequent to the date of this Agreement. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, this Agreement shall prevail.

8.    Press Releases.    ClickAction and Elibrium each agree not to issue any press release referring to the subject matter of this Agreement which disparages the other, including, but not limited to, any disparaging statements regarding (a) the financial condition of the other party to this Agreement, (b) either party’s ability to satisfy any amounts owed or alleged to be owed by the other party to this Agreement, or (c) either party’s opinions regarding the likelihood of the other party’s continued viability either after this Agreement is executed or in the absence of this Agreement; provided, however, that ClickAction shall have the right to issue any press release it reasonably deems necessary to comply with its obligations under the Securities Exchange Act of 1934, as amended, and any other applicable laws if Elibrium fails to timely make any of the payments set forth in Section 2 above or otherwise breaches this Agreement.

9.    Miscellaneous

(a)  Severability.    If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(b)  Amendment.    This Agreement may be amended only by a writing signed by ClickAction and Elibrium.

(c)  No Admission of Liability.    This Agreement shall not be construed in any manner as an admission by either party that it has breached any of the terms or provisions of the Purchase Agreement.

(d)  Governing Law.    This Agreement shall be governed by the laws of the State of California.

(e)  Attorneys’ Fees.    In the event of any dispute with respect to the parties’ obligations under this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs.

(f)  Authority.    Each party hereby represents and warrants that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution and performance by such party of this Agreement will not violate or conflict with any of such party’s charter documents or cause a breach under any other instrument or contract to which it is a party, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

(g)  Complete Agreement.    This Agreement represents the entire agreement and understanding between the parties regarding settlement of their claims relating to the Purchase Agreement and supersedes any and all prior and contemporaneous agreements, representations and negotiations, including, without limitation, the Preliminary Settlement Agreement, dated as of December 16, 2001, between ClickAction and Elibrium.

(h)  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

CLICKACTION INC.

By:	/s/ GEORGE K. GRANT
Name: Title:	George K. Grant President & CEO

ELIBRIUM, INC.

By:	/s/ Christina Willett
Name: Title:	Christina Willett President & CEO

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